June 6, 1997

Arvind Patel
525 Alvarado
San Francisco, California

         Re:      Separation Agreement and General Release

Dear Arvind :

         This letter summarizes the agreement ("Agreement") that we have reached with respect to your employment with Oryx Technology Corp., a publicly traded Delaware corporation ("the Company"). Upon execution of this letter Agreement, you and the Company agree that the following sets forth the complete understanding regarding the cessation of your employment with the Company as President and Chief Executive Officer of the Company and in any other capacity with the Company or any of its subsidiaries, excluding your remaining as a member of the Board of Directors and Chairman of the Board.

         In return for your execution of this Agreement, you have resigned as President and CEO of the Company and as an employee of any and all of its subsidiaries. You will remain as a member of the Company's Board of Directors, assuming the position as Chairman. In that capacity, you will be responsible for assisting the Company by helping it to raise money and providing strategic direction. You will report to and work with Phil Micciche, the new President and CEO of the Company. In consideration of the release of all your claims and your other obligations as set forth in this Agreement, the Company agrees to provide you with 12 months severance payments payable through April 24, 1998 equivalent to your monthly salary as of April 25, 1997, regardless of whether you obtain other employment. The Company will continue your health care coverage through the earlier of (i) April 25, 1998 or (ii) you have found full time other employment. All severance payments will be made on the same schedule as compensation is paid to the Company's employees. You cease being a full time employee at April 25, 1997.

         Your 1996 stock option for 200,000 shares is hereby accelerated to become fully vested. In addition, you hold one additional separate fully vested non-statutory stock option for 100,000 shares of Company stock with an exercise price of $1.94, representing the closing bid price on the NASDAQ system on April 24, 1997. All of your options are hereby modified to have a term of ten years for their exercise from their grant date. You understand that failure to exercise the options within a limited period of time after you have ceased being an employee will cause them to be treated as non-statutory options. All of your options are set forth as Exhibit 1 attached hereto. You agree that you have no other options than those in such Exhibit 1, and that as of the date hereof, 341, 659 of your options have vested, including the 100,000 recently granted options. You agree to vote all shares or equity securities which you own or control, directly or indirectly, of the Company, including any successor corporation which acquires the Company or into which the Company may be merged and where the Company is not the surviving entity, held by you or any person who succeeds to your ownership of the shares in any and all matters as to which the shares are to be voted or a stockholder consent is solicited as recommended or directed by the Board of Directors of the Company (determined on the majority vote of the Board).

         You agree that you shall not solicit, or attempt to influence, directly or indirectly, the vote of any stockholder contrary to or inconsistent with any decision or position taken by the Board of Directors, including but not limited to the Board's decision to change the Company's plans to fund or manage the Company's SurgX operations. You agree to support any such decision of the Board and to support fully the slate of nominees of the Board of Directors for the 1997 annual meeting and thereafter. You understand that satisfying the obligations set forth in this paragraph is a condition precedent to the Company's obligation to make the severance payments described above and that if you fail to honor such obligations, the Company will be under no further obligation and have no further liability to continue to make the severance payments.

         You may keep your voice mail at the Company until the earlier of April 25, 1998 or you obtain employment at another company. Subject to Phil Micciche's prior aproval in each instance, secretarial assistance may be available for your use on Company business by the Company. You may retain the fax machine in your possession.

         You understand and agree that you are otherwise ineligible to receive any severance, continued health care coverage, stock, or stock options in the Company and that the aforementioned amounts represent more than the Company is obligated to provide you. You further agree that this offer is made as a part of a settlement specific to you. You agree that you have returned all Company owned property in your actual or constructive possession to the Company.

         In consideration for the benefits described above, you, on behalf of yourself, your agents, assignees, attorneys, heirs, executors, and administrators, hereby release the Company and its successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents, and representatives from:

         (a) any and all claims, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, of any nature whatsoever, that you may have now or may hereafter claim to have against the Company or its successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents, and representatives, arising directly or indirectly out of, or in any way connected with or based upon, or related in any way to, any and all claims under any state or federal discrimination statute including, but not limited to, age, physical or mental disability, medical condition, and any other claims covered under the California Fair Employment and Housing Act, the federal Age Discrimination in Employment Act (as amended by the Older Workers' Benefit Protection Act), and any claims of wrongful termination under state or federal law, including claims for expenses and attorneys' fees in connection with such claims; and

         (b) any and all claims, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, of any nature whatsoever, that you may have now or may hereafter claim to have against the Company or its successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents, and representatives, arising directly or indirectly out of, or in any way connected with or based upon, or related in any way to your employment with the Company, the termination of your employment, or to any physical or mental harm or distress from such employment or termination of such employment, including, without limitation, any and all claims under California or federal statutory or decisional law pertaining to wrongful discharge, discrimination, or breach of public policy.

         You waive all rights and remedies under Section 1542 of the California Civil Code, which provides as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

         Notwithstanding the foregoing or any other provision of this Agreement, nothing herein changes the Company's obligations to indemnify you as required under California Labor Code Section 2802 or any applicable Company insurance policy affecting its officers, directors, and/or employees. You agree that if the facts with respect to which this Agreement is executed are found hereafter to be different from the facts which you now believe to be true, you expressly accept and assume the risk of such possible differences in facts and agree that this Agreement shall be and remain effective notwithstanding such differences in facts.

         You understand and agree that during the course of your employment, you had access to proprietary or confidential information belonging to the Company. You understand and agree that you will not disclose, transfer, publish or otherwise use, either directly or indirectly, any of such information.

         You and the Company agree that confidentiality of the existence and terms of this Agreement is of the essence. You shall not disclose the terms and this Agreement, including without limitation, the nature and payment of consideration referred to in this Agreement, to any third party other than your legal counsel, tax advisor, and/or members of your immediate family. You further agree to make no voluntary statements regarding this Agreement except as may be necessary for the purposes of audit, taxation returns or other disclosures required by law or as may be reasonably necessary to conduct personal financial business, and to take no other action whatsoever which might reasonably be expected to result in any disclosure whatsoever concerning this Agreement. You also agree not to advise, assist or influence in any manner whatsoever any other past, present or future employee of the Company in asserting any claim against the Company or in filing, preparing to file or prosecuting any lawsuit, charges, complaints, petitions or other accusatory pleadings against the Company with any governmental agency or in any court, provided, however, that providing testimony or documents pursuant to a valid subpoena shall not be considered a breach of this provision.

         In the event that any dispute arises with respect to the interpretation, enforcement or alleged breach of this Agreement, you and the Company agree to resolve such dispute through arbitration conducted before a single arbitrator according to the arbitration rules of the American Arbitration Association. The arbitration will be held in Palo Alto, California, and the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees incurred in connection with such arbitration.

         This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and upon their successors, heirs and assigns.

         This Agreement is entered into by each party hereto without any admission of liability to each other, but solely for the purpose of avoiding further uncertainty, controversy and legal expense. Without limiting the foregoing, neither this Agreement nor any consideration paid by either party therefor, nor anything contained in this Agreement, shall be taken or construed to be an inference of admission by the Company with respect to any claims that could be alleged.

         You and the Company both warrant that no promise, inducement or agreement not expressed herein has been made in connection with this Agreement; that this Agreement constitutes the entire agreement between them, and cancels and supersedes all prior communications or understandings between them with respect to the subject matter of this Agreement. This Agreement may only be varied or modified by a written document executed by you and the Company.

         You acknowledge that you are aware that under the Older Workers' Benefit Protection Act, you have twenty-one (21) calendar days to decide whether to enter into this Agreement. You acknowledge and agree that you have been allowed twenty-one-(21) calendar days to consider this Agreement or, if you execute it prior to the expiration of that twenty-one (21) day period, you voluntarily waived any time remaining. You further acknowledge that you are aware that under the Older Workers' Benefit Protection Act you may revoke this Agreement within seven (7) calendar days after it is signed. You further agree that this Agreement shall not be effective until after this revocation period has expired and that you are aware that in the event you timely exercise your right of rescission, you will have no rights under this Agreement.

         You acknowledge and agree that you have had had the opportunity to consult with the advisor of your choice with respect to the matters which are the subject of this Agreement. You further agree that you have entered into this Agreement freely and voluntarily.

         This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of California.

         In the event that any provision of this Agreement be declared or be determined in a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a part of this Agreement.

         Please indicate your acceptance of this Agreement by executing below on the signature line. A fully executed copy of this Agreement will be returned to you for your records.


                                    ORYX TECHNOLOGY CORP.



Dated: June  ___, 1997              By __________________________
                                       Phil Micciche
                                       President and Chief Executive Officer



Dated: June ___, 1997               By __________________________
                                       Arvind Patel

Exhibit 1 Schedule  and Copy of Options



6/6/97    Patel Employment Severance 62375





                        ARVIND PATEL STOCK OPTION STATUS
                                     4/25/97

Award #                  Award Date          # Options        Exercise Price   # Vested @ 4/26/97     # With Full
-------                  ----------          ---------        --------------   ------------------     -----------
                                                                                                     Acceleration

000021                    4/26/93               39,000           $1.00                 37,172              39,000
000053                    2/28/95                2,569           $1.36                  2,569               2,569
000101                    4/1/96               200,000           $1.97                 87,500             200,000
                          4/25/97              100,000           $1.94                      0             100,000
                                               -------                                      -             -------

                          4/25/97              341,569                                127,241             341,569
                                               =======                                =======             =======
